FOR IMMEDIATE RELEASE	For further information contact:
November 1, 2006	Ernie Mrozek (CFO) 901.766.1268
Steve Bono (COM) 630.663.2150
Bruce Byots (INV) 630.663.2906

SERVICEMASTER REPORTS THIRD QUARTER AND NINE MONTH RESULTS

•	Revenues up five percent in third quarter and year-to-date;
•	EPS from continuing operations before restructuring charges in line with updated guidance; down nine percent in quarter and up two percent year-to-date;
•	Customer retention improved in every major service line;
•	New agreement with Realogy brokerages expected to spur AHS real estate sales;
•	Consolidating headquarters in Memphis should improve effectiveness, lower costs.

DOWNERS GROVE, Illinois, November 1, 2006 – The ServiceMaster Company (NYSE:SVM) today announced third quarter 2006 revenues from continuing operations of $971 million, a five percent increase compared to the prior year, one percent excluding the effect of acquisitions. Third quarter earnings per share from continuing operations were $.21, down nine percent from the prior year total of $.23.

For the nine months, revenues from continuing operations of $2.7 billion were up five percent over the year ago period, two percent excluding the effect of acquisitions. Earnings per share from continuing operations were $.51, down two percent compared to 2005. Excluding the impact of restructuring charges, which includes severance and other costs associated with Project Accelerate, earnings per share were $.53, two percent above 2005 levels. The Company has included as an Exhibit to this press release a reconciliation of non-GAAP comparable basis financial information to the reported amounts.

"During the months of August and September, the combination of intense summer weather, execution issues and rising factor costs had an adverse impact on our major business units," said J. Patrick Spainhour, Chairman and Chief Executive Officer. "TruGreen ChemLawn saw an increase in service calls while sales fell short of expectations. At American Home Shield, we experienced higher than expected claim volume and a higher average cost per claim. While at Terminix, the substantial, industry-wide decline in termite lead flow that began earlier in the year, continued in the third quarter. This was mitigated somewhat by continued solid improvements in our lead to sales conversion rate."

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"There were also several positive developments in the quarter that will help us return to stronger performance," continued Spainhour. “Customer retention, a top priority across the company, improved in every one of our business units. At AHS, we launched our new business partnership with Realogy, the world's largest real estate brokerage firm, which includes the Coldwell Banker, Century 21 and ERA brands. Project Accelerate, our initiative to enhance the efficiency and effectiveness of our support functions, is on track. In addition, we successfully divested American Residential Services and American Mechanical Services, which will improve the performance profile of our Company."

"Our leadership team is focused on the opportunities we have to strengthen our strategies and execution, which should return us to stronger, more consistent performance in the future," concluded Spainhour. "Overall, we remain confident in our long term prospects to grow the business and create value for our shareholders."

Outlook

“As stated in our release dated October 11, 2006, we expect that earnings per share from continuing operations in 2006, excluding the impact of net restructuring charges associated with Project Accelerate and the Company’s recently announced decision to consolidate its headquarters in Memphis, will be in the range of $.61 to $.63, consistent with or slightly improved over the $.61 of comparable earnings per share reported in 2005,” said Spainhour. The Company plans to discuss its longer-term outlook at its Investor Conference on November 28, 2006.

Review of Cash Flows and Balance Sheet

Net cash flow provided from operating activities for the nine months was $156 million, compared to $106 million in the previous year. The 2006 and 2005 amounts include $5 million and $131 million, respectively, of tax payments relating to a comprehensive agreement with the IRS. Excluding tax payments from the resolution of IRS audits in both periods, net cash flows from operating activities decreased by $76 million. This decline resulted primarily from higher working capital requirements associated with the InStar business, lower levels of customer pre-payments at American Home Shield due to the decline in sales from its real estate channel, severance and other cash payments associated with Project Accelerate, and the timing of insurance, tax and accounts payable payments.

As previously disclosed, the Company completed the sale of American Residential Services, its heating, ventilation and air conditioning, and plumbing business on September 30, 2006. Cash proceeds of approximately $100 million were used to pay down debt on October 3. Total debt on September 30, 2006, net of these cash proceeds was $773 million.

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Business Review by Segment

TruGreen ChemLawn

TruGreen ChemLawn reported third quarter revenues of $342 million, consistent with the prior year. For the nine months, revenues were $837 million, a two percent increase. Nine month growth resulted from improved price realization, as well as increases in supplemental services and commercial revenues. Partially offsetting these sources of growth was a two percent reduction in residential customer counts that primarily resulted from a net reduction in new sales, as sharp declines in telemarketing sales more than offset increased sales from direct mail and other channels. Customer retention rates at September 30 continued to improve, exceeding prior year levels by 50 basis points, reflecting expanded efforts to improve service consistency and enhance customer care and communications.

Operating income for the quarter was $67 million compared to $80 million in the prior year. For the nine months, operating income was $128 million compared to $144 million in 2005. The decline in operating income in the quarter was attributable to a significant increase in customer service calls resulting from increased crabgrass treatments and investments in new programs to improve customer satisfaction and retention, as well as higher sales and marketing costs associated with expanded direct mail efforts. Increased fuel, fertilizer, variable vehicle lease and health insurance costs also contributed to the profitability declines in both the quarter and nine months.

TruGreen LandCare

TruGreen LandCare reported third quarter revenues of $116 million, down one percent compared to 2005, reflecting slight declines in both base contract maintenance and enhancement sales. For the nine months, the segment reported revenues of $334 million, a one percent decrease, reflecting a decline in first quarter snow removal revenues due to less snow, partially offset by three percent growth in enhancement sales and improving retention rates. Recent investments in the size, caliber and training of the sales team have led to an improvement in the relative size and quality of sales proposals outstanding, which is expected to lead to increasing contract maintenance revenues beginning in the fourth quarter.

LandCare incurred an operating loss of approximately ($1.1) million in the third quarter, an increase of approximately $350,000 over prior year levels as a result of higher fuel, health insurance, and sales costs. For the nine months, operating results declined $2.1 million, primarily from higher fuel costs and a reduction in first quarter operating profits from snow removal services of approximately $4 million, partially offset by favorable trending in safety costs.

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Terminix

Terminix reported third quarter revenues of $269 million, up one percent compared to the prior year. For the nine months, revenues increased one percent, to $830 million. In both reporting periods, solid growth in pest control was offset by a decline in revenues from initial termite treatments. Termite renewal revenues for the quarter were comparable to the prior year and reflected modest growth for the nine months.

The pest control operations experienced solid and improving growth in customer counts and revenues, with increased unit sales in both residential and commercial markets, improving retention, and the favorable impact of acquisitions. Lower initial termite completion revenues resulted from the industry-wide decline in termite lead flow that began during the weak termite swarm season in the first half of the year and continued into the third quarter, as well as the effects of a continued shift in mix from bait to lower priced liquid treatments. Termite completion units were up four percent in the quarter and three percent year-to-date, despite the declines in lead flow, due to substantial improvements in lead to sales conversion rates. In the nine months, termite renewal growth was supported by improved pricing and by a modest increase in retention rates.

Operating income for the quarter was $32 million compared to $34 million in the prior year. For the nine months, operating income was $125 million compared to $122 million in 2005. The decline in operating income in the quarter resulted primarily from differences in the timing of sales and marketing costs. Operating results for the quarter and nine months benefited from lower termite material costs, improved sales labor productivity and continued favorable trends in damage claim costs, partially offset by higher fuel and health care costs.

American Home Shield

The American Home Shield (AHS) segment reported third quarter earned revenues of $164 million, up six percent compared to the prior year. For the nine months, earned revenues were $441 million, an eight percent increase. New contract sales and renewal dollars, which are reported as earned revenues over the subsequent 12 month contract period, increased six percent in the quarter and five percent year-to-date. AHS experienced strong growth in contract renewals, resulting from increased price realization and sharp improvements in overall customer retention rates. This growth was partially offset by declines in new sales in both the real estate and direct to consumer channels. Real estate unit sales were down 15 percent in the quarter and 10 percent year-to-date as a result of a much weaker home resale market in most parts of the country. Home listings and closings, particularly in California (AHS’ largest volume state), were at much lower levels than in the prior year. In July, AHS signed a significant agreement with Realogy, the world’s largest real estate brokerage firm. This agreement is expected to have an increasingly favorable impact on sales beginning in the

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fourth quarter. Direct to consumer unit sales were down four percent in the quarter and six percent year-to-date, resulting from lower response rates on certain direct mail programs.

Operating income for the quarter was $21 million compared to $23 million in the prior year. For the nine months, operating income was $54 million, compared to $61 million in 2005. Revenue growth was more than offset by higher claim costs resulting from hotter weather and inflationary pressures on claim costs, as well as incremental investments in initiatives to expand the real estate sales force, increase market penetration and improve customer retention.

Other Operations and Headquarters

The Other Operations and Headquarters segment reported third quarter and nine month revenues of $79 million and $216 million, respectively. This compares to prior year revenues of $45 million and $130 million, respectively. Revenues from InStar (acquired on February 28, 2006) were $29 million in the quarter and $73 million for the seven month period since closing, with operating income net of first-year acquisition-related amortization costs of $1.7 million and $5.1 million, respectively. InStar’s third quarter results were below expectations due to hurricane activity being well below both last year and consensus meteorological forecasts for 2006.

The ServiceMaster Clean and Merry Maids franchise operations reported a combined increase in earned revenue of 11 percent in the quarter and the nine months, driven by continued strong growth in disaster restoration and solid internal growth in residential maid service.

Overall, the segment’s operating loss for the quarter was ($8) million, compared to a loss of ($12) million in the prior year. For the nine months, the operating loss was ($25) million compared to a loss of ($36) million in 2005. Included in the operating loss in 2006 are restructuring charges associated with Project Accelerate of approximately $1 million in the quarter and $11 million for the nine months. Excluding the restructuring charges, the operating loss improved by $5 million in the quarter and $22 million year-to-date. The improvement in operating results reflects: continued favorable trending in prior year safety costs, lower overhead and incentive compensation costs, savings from Project Accelerate, the first time inclusion of operating profits from InStar and a modest increase in profits from the combined franchise businesses.

Non-Operating Expense / (Income)

Non-Operating expenses for the quarter were $11 million compared with $10 million in the prior year. For the nine months, these expenses were $34 million compared to $32 million in 2005. The year-to-date increase primarily reflects an increase in interest expense resulting from higher debt balances, due in part to the InStar acquisition, as well as higher interest rates.

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Discontinued Operations and Businesses Held Pending Sale

American Residential Services and American Mechanical Services were sold as previously expected during the third quarter. Cash proceeds of approximately $111 million were used to pay down debt. The transactions will also result in the acceleration of the timing of approximately $33 million of tax benefits into 2006 and 2007 that were previously expected to be realized in annual installments, primarily through 2012.

Tax Treatment of Common Stock Dividend

The Company currently expects that less than five percent of its 2006 dividends on common stock will be taxable as dividend income for federal income tax purposes. This is lower than the 2005 dividend taxability of 87 percent, and also lower than our previous estimate for 2006, primarily due to one-time effects of the dispositions of American Residential Services and American Mechanical Services, as well as lower than previously expected earnings levels. The 2006 estimate is subject to change, based on the outcome of future events and results which cannot be predicted with certainty. Any portion of the dividend that is not taxable would be treated as a return of capital and would generally be applied to reduce the cost basis of outstanding shares.

Conference Call Details

The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on November 1, 2006. Interested parties may listen to the call at (800) 834-5979. The conference call will include Pat Spainhour, Chairman and Chief Executive Officer, and Ernie Mrozek, President and Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21306798).

Company Overview

ServiceMaster currently serves residential and commercial customers through a network of over 5,500 company-owned and franchised locations. The Company’s brands include TruGreen ChemLawn, TruGreen LandCare, Terminix, American Home Shield, InStar Services Group, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. The core services of the Company include lawn care and landscape maintenance, termite and pest control, home warranties, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair, and home inspection.

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Business Segments

The Company is comprised of five business segments: The TruGreen ChemLawn segment provides lawn, tree and shrub care services. The TruGreen LandCare segment provides commercial landscaping services. The Terminix segment includes termite and pest control services. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations and Headquarters segment includes the Company’s franchised operations, (including ServiceMaster Clean, Merry Maids, Furniture Medic), its Company-owned operations, including InStar, a commercial disaster restoration business, the Company’s international operations and its headquarter locations.

Forward-Looking Statements

This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): the successful transition of a new Chairman and CEO; the successful consolidation of headquarters in Memphis; weather conditions that affect the demand for the Company's services; changes in the source and intensity of competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance premiums, self insurance and healthcare claim costs; higher fuel prices; changes in the types or mix of the Company's service offerings or products; increased governmental regulation including telemarketing and environmental restrictions; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; time, expenses and cash flows associated with integrating, selling, or winding down businesses; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

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THE SERVICEMASTER COMPANY

(In thousands, except per share data)

Statements of Operations	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
Operating Revenue	$ 971,436	$ 925,492	$ 2,658,447	$ 2,519,879
Operating Costs and Expenses:				
Cost of services rendered and products sold	599,102	562,919	1,645,634	1,547,114
Selling and administrative expenses	258,235	237,284	717,111	681,652
Amortization expense	3,116	1,443	8,526	3,926
Restructuring charges (1)	855	-	10,693	-
Total operating costs and expenses	861,308	801,646	2,381,964	2,232,692
Operating Income	110,128	123,846	276,483	287,187
Non-operating Expense (Income):				
Interest expense	16,081	13,749	46,604	43,729
Interest and investment income, net	(7,136)	(5,516)	(18,685)	(18,116)
Minority interest and other expense, net	2,066	2,080	6,189	6,173
Income from Continuing Operations before Income Taxes	99,117	113,533	242,375	255,401
Provision for income taxes	37,619	43,361	93,920	98,802
Income from Continuing Operations	61,498	70,172	148,455	156,599
Income (loss) from discontinued operations, net of income taxes (2)	6,472	11,415	(17,652)	15,361
Net Income	$ 67,970	$ 81,587	$ 130,803	$ 171,960
Diluted Earnings (Loss) Per Share (3):				
Income from continuing operations	$ 0.21	$ 0.23	$ 0.51	$ 0.52
Income (loss) from discontinued operations (2)	0.02	0.04	(0.06)	0.05
Diluted Earnings Per Share	$ 0.23	$ 0.27	$ 0.45	$ 0.57
Number of Shares - Basic	288,826	291,474	290,364	291,426
Number of Shares - Diluted	297,493	305,239	300,000	305,250
Dividends Paid Per Share	$ 0.12	$ 0.11	$ 0.34	$ 0.33
Price Range Per Share:				
High Price	$11.94	$13.93	$13.62	$13.93
Low Price	9.66	13.10	9.66	12.50

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THE SERVICEMASTER COMPANY

(In thousands)

Condensed Balance Sheets

	As of September 30, 2006	As of December 31, 2005
Assets		
Cash and cash equivalents	$ 223,960	$ 114,508
Marketable securities	109,261	104,807
Receivables, net of allowances	469,208	309,567
Inventories and other current assets	177,922	159,731
Assets in discontinued operations	4,896	135,100
Total Current Assets	985,247	823,713
Intangible assets, primarily trade names and goodwill, net of accumulated amortization	1,864,983	1,778,413
Property and equipment, net of accumulated depreciation	174,062	161,827
Long-term marketable securities	160,325	147,332
Notes receivable and other assets	67,704	40,245
Assets in discontinued operations	-	77,340
Total Assets	$ 3,252,321	$ 3,028,870
Liabilities and Equity		
Current liabilities	$ 884,198	$ 839,155
Liabilities in discontinued operations	13,607	97,294
Current debt maturities	20,689	19,222
Total Current Liabilities	918,494	955,671
Long-term debt	852,676	638,928
Other long-term obligations	330,377	269,501
Liabilities in discontinued operations	8,269	10,130
Minority interest	100,000	100,000
Shareholders' equity	1,042,505	1,054,640
Total Liabilities and Shareholders' Equity	$ 3,252,321	$ 3,028,870

Statements of Cash Flows

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
Cash and Cash Equivalents at January 1	$ 114,508	$ 256,626
Cash Flows from Operating Activities from Continuing Operations:		
Net Income	130,803	171,960
Adjustments to reconcile net income to net cash flows provided from operating activities:		
Loss (income) from discontinued operations	17,652	(15,361)
Depreciation	34,981	33,099
Amortization	8,526	3,926
Change in working capital, net of acquisitions:		
Change in tax accounts:		
Deferred income taxes	78,099	93,459
Resolution of income tax audits (4)	(4,907)	(131,146)
Other changes in working capital	(121,049)	(58,431)
Other, net	12,232	8,862
Net Cash Provided from Operating Activities from Continuing Operations	156,337	106,368
Cash Flows from Investing Activities from Continuing Operations:		
Property additions	(38,107)	(32,722)
Sale of equipment and other assets	1,389	2,044
Business acquisitions, net of cash acquired	(134,465)	(27,342)
Notes receivable, financial investments and securities	(13,529)	(13,492)
Net Cash Used for Investing Activities from Continuing Operations	(184,712)	(71,512)
Cash Flows from Financing Activities from Continuing Operations:		
Borrowings of debt	1,038,151	108,299
Payments of debt	(836,965)	(157,371)
Purchase of ServiceMaster stock	(86,053)	(51,305)
Shareholders' dividends	(98,809)	(96,118)
Proceeds from employee share plans	23,327	25,040
Net Cash Provided from (Used for) Financing Activities from Continuing Operations	39,651	(171,455)
Cash Flows from Discontinued Operations:		
Cash provided from (used for) operating activities	(13,415)	5,167
Proceeds from sale of businesses	111,459	-
Cash provided from (used for) investing activities	132	(2,548)
Net Cash Provided from Discontinued Operations	98,176	2,619
Cash Increase (Decrease) During the Period	109,452	(133,980)
Cash and Cash Equivalents at September 30	$ 223,960	$ 122,646

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